EXHIBIT 3.25

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

FAMILY DOLLAR DISTRIBUTION, LLC

In connection with the domestication of a foreign limited liability company to a domestic limited liability company under §13.1-1074 of Chapter 12 of Title 13.1 of the Code of Virginia of 1950, as amended, and that certain Plan of Domestication and Conversion of Family Dollar Distribution, LLC, the undersigned hereby sets forth the following:

1.             The name of the Company is Family Dollar Distribution, LLC.

2.             The registered office of the Company is in the County of Henrico, Virginia, and its post office address is 4701 Cox Road, Suite 285, Glen Allen, VA, 23060-6802.  The name of its initial registered agent is CT Corporation System, a domestic or foreign stock or nonstock corporation, limited liability company, or registered limited liability partnership authorized to transact business in the Commonwealth of Virginia, and whose business address is the same as the address of the initial registered office of the Company.

3.             The post office address of the principal office where the records will be maintained pursuant to Code §13.1-1028 is 500 Volvo Parkway, Chesapeake, Virginia 23320.

4.             To the fullest extent permitted by the Virginia Code, as it now exists or may be later amended, in any proceeding brought by or in the right of the limited liability company or brought by or on behalf of members of the limited liability company, no manager or member of the Company shall be liable for any amount of monetary damages to the Company or its managers or members arising out of a single transaction, occurrence or course of conduct.  The liability of a manager or member shall not be limited as provided in this paragraph, if the manager or member engaged in willful misconduct or a knowing violation of the criminal law.

[Signature Page Follows]

IN WITNESS WHEREOF, these Amended and Restated Articles of Organization of Family Dollar Distribution, LLC have been signed as of this 23rd day of February, 2016.

FAMILY DOLLAR DISTRIBUTION, LLC, a Texas limited liability company

By: FAMILY DOLLAR SERVICES, INC., its Managing Member

By:	/s/ Kevin Wampler
Name:	Kevin Wampler
Title:	Executive Vice President and Chief
Financial Officer